Exhibit 99.7

FORM OF EXECUTION VERSION

SHAREHOLDERS AGREEMENT

Among

LAN AIRLINES S.A.,

TEP CHILE S.A.,

and

[HOLDCO 1]

Dated as of  ______, 2011

TABLE OF CONTENTS

iii

INDEX OF DEFINED TERMS

Page

Accountants	8
Actions	14
Adverse Effect	10
Affiliate	14
Agreed Courts	19
Agreed Issues	19
Agreement	1
beneficial ownership	14
Block Sale	10
Board Supermajority Matter	5
business day	14
Call Option	13
contract	14
Control	14
Control Group Shareholders Agreement	14
Conversion Option	12
Convertible Securities	14
Director Election Notice	12
Director Representatives	2
Dividend Rights	15
Effective Time	2
Equity Securities	14
Fiscal Year	8
Forced Vote Sale	11
Forced Vote Sale Period	11
Full Conversion Date	10
Full Ownership Conversion Date	12
Governmental Entity	14
Holdco 1	1
Holdco 1 Board	2
Holdco 1 By-Laws	2
Holdco 1 CEO	7
Holdco 1 Chairman	4
Holdco 1 Non-Voting Stock	15
Holdco 1 Plans	9
Holdco 1 Stock	1
Holdco 1 Voting Stock	15
IFRS	8
LATAM	1
LATAM Board	1
LATAM Common Stock	11
LATAM Restricted Shares	11
LATAM Shares	10
Law	15
Limited Voting Rights	15
Order	15
Organizational Documents	15
Ownership Notice	12
Parties	1
Person	15
Related Party	15
Release Event	11
Representatives	16
Second Meeting Date	11
Shareholder Supermajority Matter	6
Shareholders	1
Subsidiary	16
Supermajority Board Vote	5
Supermajority Shareholder Vote	6
TAM	1
TAM Board	2
TAM Chairman	3
TAM Ordinary Stock	1
TAM Preferred Stock	1
TAM Stock	1
Tax Return	9
Tenth Anniversary	10
TEP	1
Transfer	10
U.S. Exchange Act	16
Voting Securities	16

iv

SHAREHOLDERS AGREEMENT, dated as of ________, 2011 (this “Agreement”), among LAN AIRLINES S.A., a company organized under the Law of Chile (“LATAM”), TEP Chile S.A., a company organized under the Law of Chile (“TEP”  and together with LATAM, the “Shareholders”), and [HOLDCO1], a company organized under the Law of Chile (“Holdco 1” and, together with the Shareholders, the “Parties”).

WITNESSETH

WHEREAS, as of the date of this Agreement Maria Cláudia Amaro, Maurício Amaro, Noemy Amaro and João Francisco Amaro collectively own 100% of the outstanding shares of TEP;

WHEREAS, TAM Empreendimentos E Participações S.A., a Brazilian corporation, is the controlling shareholder of TAM S.A., a company organized under the Law of Brazil (“TAM”), under the Law of Brazil and currently owns, directly or indirectly, shares of the ordinary stock, no par value (the “TAM Ordinary Stock”), of TAM and shares of the non-voting preferred stock, no par value (the “TAM Preferred Stock” and, together with the TAM Ordinary Stock, the “TAM Stock”), of TAM, which collectively constitute [•]% of the issued and outstanding shares of capital stock of TAM and [•]% of the total voting power of such capital stock;

WHEREAS, as of the Effective Time, TEP will own at least 80% of the outstanding shares of Holdco 1 Voting Stock and LATAM will own 100% of the outstanding shares of Holdco 1 Non-Voting Stock, no more than 20% of the outstanding shares of Holdco 1 Voting Stock and 100% of the outstanding TAM Preferred Stock, as reflected in the ownership structure chart attached as Exhibit A hereto;

WHEREAS, TEP, as the continuing controlling shareholder of TAM under the Law of Brazil as of the Effective Time by virtue of its indirect ownership of at least 80% of the issued and outstanding shares of Holdco 1 Voting Stock and Holdco 1’s ownership of at least 85.3457% of the issued and outstanding shares of TAM Ordinary Stock, desires to make the concessions to LATAM provided herein, and the Parties desire to enter into this Agreement to set forth the terms and conditions upon which they have agreed to hold their shares of Holdco 1 Voting Stock and Holdco 1 Non-Voting Stock (collectively, the “Holdco 1 Stock”), including with respect to the disposition and voting thereof, as well as their agreements with respect to governance, management and operation of, and the relationship among, Holdco 1 and its Subsidiaries and certain other matters; and

WHEREAS, LATAM has determined and declared that the execution and delivery of this Agreement is in the best interests of LATAM, and the execution, delivery and performance of this Agreement by LATAM have been duly authorized by the board of directors of LATAM (the “LATAM Board”) and all other necessary corporate action on the part of LATAM.

NOW, THEREFORE, in consideration of the representations and warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties agree as follows:

ARTICLE I

GOVERNANCE OF HOLDCO 1

SECTION 1.01               Scope of the Agreement; Effective Time.  The Parties desire to set forth in this Agreement certain terms and conditions upon which they have agreed to hold their shares of Holdco 1 Stock, including with respect to disposition and voting thereof, as well as their agreements with respect to governance, management and operation of, and the relationship among, Holdco 1 and its Subsidiaries and certain other matters.  In the event of any inconsistency or conflict between the provisions of this Agreement and the other Organizational Documents of Holdco 1 or any of its Subsidiaries, this Agreement shall control and the Parties shall use their commercially reasonable efforts to amend any such Organizational Documents to conform to the provisions of this Agreement and to exercise their rights under such Organizational Documents to give effect to such provisions.  This Agreement shall become effective only if, and at that time at which, Holdco 1 becomes a holder of at least 80% of the outstanding shares of TAM Ordinary Stock (the “Effective Time”).  All actions required to be taken or performed under this Agreement shall be taken or performed in accordance with applicable Law.

SECTION 1.02               Formation of Holdco 1.  Prior to the date of this Agreement, TEP and LATAM incorporated Holdco 1 as a closed sociedad anónima under the Law of Chile with the by-laws in the form attached as Exhibit B hereto (the “Holdco 1 By-Laws”) for the sole purpose of owning the shares of TAM Ordinary Stock to be contributed by TEP.  From and after the Effective Time, the parties agree that all acquisitions of TAM Ordinary Stock by any member of the LATAM Group shall be made by Holdco 1.

SECTION 1.03               Role and Composition of the Holdco 1 Board.  The business and affairs of Holdco 1 shall be managed under the direction of the board of directors of Holdco 1 (the “Holdco 1 Board”) in accordance with the applicable provisions of the Organizational Documents of Holdco 1.  At all times, the Holdco 1 Board shall be comprised of the same number of directors as the number of directors that then comprise the board of directors of TAM (the “TAM Board”) and the directors of Holdco 1 shall be the same individuals that then are directors of TAM.  The Holdco 1 Board shall be comprised of six directors and initially LATAM shall have the right to elect two individuals to the Holdco 1 Board and TEP shall have the right to elect four individuals to the Holdco 1 Board. Whenever LATAM or TEP so elects or appoints any individual as a director of Holdco 1, it will select, and Holdco 1 will elect or appoint, the same individual as a director of TAM.  Each person so elected by LATAM or TEP as a director of Holdco 1 is referred to herein as one of such Shareholder’s “Director Representatives”).  The term of office for the directors of the Holdco 1 Board shall be two years.

SECTION 1.04               Removal and Vacancies.  In the event of any vacancy on the Holdco 1 Board resulting from the resignation, incapacity, retirement, death or removal of any Director Representative of any Shareholder, such Shareholder shall have the right to designate another individual to replace such Director Representative on the Holdco 1 Board.  In such event, the Shareholders shall cause their Director Representatives to request that the Holdco 1 Chairman call a special meeting of the Holdco 1 Board in order to appoint such designee to the Holdco 1 Board and to serve until the next annual meeting of the shareholders of Holdco 1 and at such meeting shall cause their Director Representatives to make such appointment. At the same time, LATAM and TEP shall cause their Director Representatives in their capacity as directors of TAM to request that the chairman of the TAM Board (the “TAM Chairman”) call a special meeting of the shareholders of TAM to elect such designee to the TAM Board and Holdco 1 shall elect such designee to the TAM Board to serve until the next annual meeting of the shareholders of TAM.  If at any time any Director Representative of any Shareholder ceases to be a member of the TAM Board, such Shareholder shall promptly cause him or her to resign or to be removed from the Holdco 1 Board and the Shareholders will replace such Director Representative on the Holdco 1 Board pursuant to the foregoing procedures.

SECTION 1.05               Enabling Provisions.

(a)           Each Shareholder agrees that it shall vote, or cause to be voted or execute written consents for, as the case may be, all shares of Holdco 1 Voting Stock beneficially owned by it, and each Party shall take all other action reasonably necessary (including by causing Holdco 1 or TAM to call a special meeting of shareholders or the Holdco 1 Chairman or the TAM Chairman to call a special meeting of the Holdco 1 Board or the TAM Board, as applicable) so as to give effect to the agreements with respect to representation on the Holdco 1 Board and the TAM Board contained in this Article I and to ensure that the other Organizational Documents of Holdco 1 and TAM (i) facilitate, enable and do not at any time conflict with any provision of this Agreement and (ii) permit each Shareholder to receive the full benefits to which each Shareholder is entitled under this Agreement.  Each Party further agrees that it shall not take any action directly as a shareholder of Holdco 1 or TAM, indirectly through any of its Director Representatives as members of the Holdco 1 Board or the TAM Board, or otherwise that would contravene or frustrate the implementation of these agreements, and that it shall cause all of its Director Representatives as members of the Holdco 1 Board or the TAM Board to act at all times in conformity with, and to take such action as may reasonably be required of and available to them to ensure the fulfillment of, the terms of this Agreement and the other Organizational Documents of Holdco 1 and TAM.  Holdco 1 agrees not to take, or to cause or permit TAM to take, any action that would conflict with or subvert the operation or enforcement of any provision of this Agreement or that would impede any Shareholder’s ability to receive the full benefits to which such Shareholder is entitled under this Agreement.

(b)           Each Shareholder shall cause any and all shares of Holdco 1 Voting Stock beneficially owned by it and entitled to vote at any meeting of shareholders of Holdco 1 to be present in person or represented by proxy at all annual and special meetings of shareholders of Holdco 1 to the extent necessary so that all shares of Holdco 1 Voting Stock beneficially owned by it shall be counted as present for the purpose of determining the presence of a quorum at such meeting.  Each Shareholder further agrees to execute from time to time in the future any document or documents required by Law to keep the agreements contained in this Section 1.05 in full force and effect at all times throughout the term of this Agreement.  Each Shareholder agrees that it will take all necessary actions (including amending the Holdco 1 By-Laws) to effect and implement any stock splits or reverse stock splits of the Holdco 1 Non-Voting Stock at such times and in such proportions as any holder thereof shall request if (but only if) such split is necessary or advisable to permit or preserve the ability of TAM or any of its Subsidiaries to conduct operations in any market worldwide.

SECTION 1.06               Holdco 1 Chairman.  For so long as TEP is entitled to elect at least one director to the Holdco 1 Board, TEP shall have the right to designate from time to time one of its Director Representatives to serve as chairman of the Holdco 1 Board (the “Holdco 1 Chairman”), who at all times shall be the same individual who is then serving as the TAM Chairman.  After such designation, each Shareholder shall cause its Director Representatives to cause  the Holdco 1 Board to appoint such Director Representative as the Holdco 1 Chairman in accordance with the Organizational Documents of Holdco 1. Each time an individual is so appointed as the Holdco 1 Chairman, LATAM and TEP shall cause their Director Representatives in their capacity as directors of TAM, and Holdco 1 shall cause the directors of TAM, to appoint the same individual as the TAM Chairman in accordance with the Organizational Documents of TAM (as defined in the TAM Shareholders Agreement).  As of the Effective Time and for a minimum period of two years, the Holdco 1 Chairman shall be Maria Cláudia Oliveira Amaro.  In no event shall the Holdco 1 Chairman have a casting vote with respect to any matter before the Holdco 1 Board.

SECTION 1.07               Meetings of the Holdco 1 Board.

(a)           Regular meetings of the Holdco 1 Board shall be held on a monthly basis, and each regular monthly meeting of the Holdco 1 Board shall occur on the same day as, and promptly before the regular monthly meeting of the TAM Board and within three business days after the regular monthly meeting of the board of directors of LATAM.

(b)           Special meetings of the Holdco 1 Board may be called by the Holdco 1 Chairman on not less than 48 hours’ notice to each director of the Holdco 1 Board, and such meetings shall be called by the Holdco 1 Chairman with like notice and like manner promptly after receipt of a written request for a special meeting of the Holdco 1 Board by any one director of the Holdco 1 Board; provided, however, that notwithstanding the foregoing a special meeting of the Holdco 1 Board may be so called on any shorter notice permitted by applicable Law if necessary or desirable in the particular circumstances.

(c)           The Holdco 1 By-Laws shall provide that the directors of the Holdco 1 Board shall be permitted to participate in, and shall be deemed to be present at, any meeting of the Holdco 1 Board using teleconference or any other means pursuant to which all the directors participating in such meeting can speak to and hear one another.

SECTION 1.08               Quorum.  The quorum for any meeting of the Holdco 1 Board to be validly held shall be five directors of Holdco 1.

SECTION 1.09               Holdco 1 Board Voting Requirements.  Each director of the Holdco 1 Board shall have one vote on all matters before the Holdco 1 Board.  Any action by the Holdco 1 Board concerning a Board Supermajority Matter as well as any other action required by applicable Law or this Agreement to be approved by directors constituting more than a simple majority of the Holdco 1 Board must be approved by the affirmative vote of five directors of Holdco 1 at a duly called meeting of the Holdco 1 Board at which a quorum is present and acting throughout (each, a “Supermajority Board Vote”).  All actions by the Holdco 1 Board other than with respect to Board Supermajority Matters must be approved by the affirmative vote of a simple majority of the directors of the Holdco 1 Board at a duly called meeting of the Holdco 1 Board at which a quorum is present and acting throughout.

SECTION 1.10               Board Supermajority Matters.  Notwithstanding any provision of this Agreement or the other Organizational Documents of Holdco 1 to the contrary and without prejudice to any statutory limitations requiring additional shareholder approvals, Holdco 1 shall not engage in or take, directly or indirectly, any of the following actions (each, a “Board Supermajority Matter”) unless approved by a Supermajority Board Vote:

(i)             to create (including by the acquisition of shares), dispose of or admit new shareholders to any Subsidiary of Holdco 1;

(ii)            to approve or effect the acquisition, disposal, modification or encumbrance of (a) any Equity Securities or Convertible Securities in TAM, or (b) any other asset with a value greater than US$15,000,000;

(iii)           to approve investments in any assets not related to the corporate purpose of Holdco 1;

(iv)           to execute any kind of agreement or to enter into any kind of transaction in an amount greater than US$15,000,000 or that may cause a material impact to Holdco 1 and/or its results;

(v)            to terminate, modify or waive any rights or claims of Holdco 1 under contracts or other arrangements in any amount greater than US$15,000,000, or that may cause a material impact to Holdco 1 and/or its results;

(vi)          to commence, participate in, compromise or settle any material action with respect to any litigation, judicial, administrative or arbitration proceeding relating to Holdco 1 in an amount greater than US$15,000,000 or that could reasonably be expected to cause a material impact to Holdco 1 and/or its results;

(vii)         to approve the execution, amendment, termination or ratification of acts or agreements with Related Parties;

(viii)        to approve any financial statements of Holdco 1 or any amendments thereto or to any dividend, accounting or tax policy or principles of Holdco 1;

(ix)           to approve the grant of any kind of security interest or guarantee to secure obligations of third parties (including Related Parties);

(x)            to appoint any executive other than the Holdco 1 CEO; and

(xi)           to approve any vote to be cast by Holdco 1, in its capacity as the holder of shares of TAM Ordinary Stock, in any shareholders meeting of TAM, including any vote relating to any appointment or removal of any director of TAM or any TAM Shareholder Supermajority Matter (as defined in the TAM Shareholders Agreement).

SECTION 1.11               Shareholder Required Vote.  Any action by the shareholders of Holdco 1 concerning a Shareholder Supermajority Matter as well as any other action required by applicable Law or this Agreement to be approved by more than a simple majority of the holders of the then issued and outstanding shares of Holdco 1 Voting Stock must be approved by the affirmative vote of the holders of shares representing at least 95% of the total number of shares of Holdco 1 Voting Stock then issued and outstanding at a duly called meeting of the shareholders of Holdco 1 at which a quorum is present and acting throughout (each, a “Supermajority Shareholder Vote”).  All actions other than Shareholder Supermajority Matters must be approved by the affirmative vote of the holders of shares constituting a simple majority of the issued and outstanding shares of Holdco 1 Voting Stock at a duly called meeting of the shareholders of Holdco 1 at which a quorum is present and acting throughout.

SECTION 1.12               Shareholder Supermajority Matters.  Notwithstanding any provision of this Agreement or the Organizational Documents of Holdco 1 to the contrary, Holdco 1 shall not engage in or take, directly or indirectly, any of the following actions (each, a “Shareholder Supermajority Matter”) unless approved by a Supermajority Shareholder Vote:

(i)             to approve any amendments to the by-laws of Holdco 1 in respect to the following matters: (A) the corporate purpose, (B) the corporate capital, (C) the rights inherent to each class of shares and to the shareholders of Holdco 1, (D) the attributions of the shareholders regular meeting or any limitation to attributions of the Holdco 1 Board, (E) increase or decrease of the number of directors and officers, (F) dividends or other distributions, (G) the term of Holdco 1, (H) any change in the Fiscal Year of Holdco 1 and (I) the change of the headquarters of Holdco 1;

(ii)            to approve the dissolution, liquidation and winding-up of Holdco 1;

(iii)           to approve the transformation, merger, spin-up, or any kind of corporate reorganization of Holdco 1;

(iv)          to approve mechanisms for paying or making, or to approve, declare or pay, any dividends or other kinds of distributions to the shareholders of Holdco 1;

(v)           to approve the issuance, redemption, purchase or amortization of any Equity Securities or Convertible Securities of Holdco 1;

(vi)          to approve the disposal by sale, encumbrance or otherwise of 50% or more of the assets, including or not the liabilities, of Holdco 1, as determined by the balance sheet of the previous year, or to approve a plan contemplating the disposal by sale, encumbrance or otherwise of 50% or more of the assets of Holdco 1;

(vii)         to approve the disposal by sale, encumbrance or otherwise of 50% or more of the assets of a Subsidiary of Holdco 1 representing at least 20% of the assets of Holdco 1, or to approve the disposal by sale, encumbrance or otherwise of the Equity Securities of such Subsidiary of Holdco 1 which has the effect of making Holdco 1 lose control over it;

(viii)        to approve the grant of any security interest or guarantee to secure obligations of third parties (including Related Parties) in excess of 50% of the assets of Holdco 1;

(ix)           to approve the execution, amendment, termination or ratification of acts or agreements with Related Parties, exclusively in the cases that a statutory limitation requires that these matters be approved by the shareholders; and

(x)            to appoint or remove the Accountants.

SECTION 1.13               Required Actions.  Each of Holdco 1 and each of its Subsidiaries shall exercise all rights it has as a shareholder of each of its respective Subsidiaries in an effort to cause such Subsidiary to comply with the requirements of this Agreement; provided, however, that the foregoing sentence shall not be construed to require Holdco 1 or any of its Subsidiaries to take, and in exercising such rights none of them will take, any action that would cause any director of each such respective Subsidiary to breach his or her fiduciary duties.    In selecting the candidates that TEP will propose pursuant to Section 2.02 of the TAM Shareholders Agreement, TEP shall be guided by the following principles:  (a) alignment with the strongest performing leader, i.e., the best of breed; (b) maximization of synergy value capture; (c) conforming to local regulations and culture; and (d) simplest and easiest execution.

SECTION 1.14               Management of Holdco 1.  The day-to-day business and affairs of Holdco 1 shall be managed by the chief executive officer of Holdco 1 (the “Holdco 1 CEO”) under the oversight of the Holdco 1 Board.  At all times the individual serving as the Holdco 1 CEO shall be the same individual that is then serving as the Chief Executive Officer of TAM pursuant to Section 2.02 of the TAM Shareholders Agreement.  The term of office of the Holdco 1 CEO shall be two years.

ARTICLE II

ACCOUNTING, BOOKS AND RECORDS

SECTION 2.01               Fiscal Year.  Unless and until changed by an amendment of the Holdco 1 By-Laws, the fiscal year of Holdco 1 shall end on December 31 in each year (the “Fiscal Year”) and Holdco 1, LATAM and TEP shall take, Holdco 1 shall cause the directors of TAM to take and LATAM and TEP shall cause their Director Representatives acting in their capacity as directors of TAM to take all necessary action to ensure that the fiscal years of TAM and each of its Subsidiaries are at all times identical to the Fiscal Year.

SECTION 2.02               Accountants.  Unless and until removed or changed by Supermajority Shareholder Vote, the independent public accountants for Holdco 1 shall be PricewaterhouseCoopers LLP (the “Accountants”) and Holdco 1, LATAM and TEP shall take, Holdco 1 shall cause the directors of TAM to take and LATAM and TEP shall cause their Director Representatives acting in their capacity as directors of TAM to take, all necessary action to ensure that the Accountants are at all times the independent public accountants of TAM and each of its Subsidiaries.

SECTION 2.03               Books and Records.

(a)           Holdco 1 shall keep, and shall cause its Subsidiaries to keep, in all material respects, at their respective principal offices, full, complete and accurate books and records with respect to the business and affairs of Holdco 1 and its Subsidiaries.  The books and records shall be maintained in a manner that provides Shareholders with sufficient information so as to permit (i) the preparation of consolidated financial statements for TAM and its Subsidiaries and financial statements for Multiplus S.A. on a stand-alone basis, in each case in accordance with IFRS, (ii) the Shareholders to account for their interests in Holdco 1 and its Subsidiaries in their respective financial statements in accordance with International Financial Reporting Standards issued by the International Accounting Standards Board (“IFRS”), and (iii) the preparation of all required tax returns of Holdco 1, TAM and its Subsidiaries and of the Shareholders.

(b)           Holdco 1 shall, as and when reasonably requested by any Shareholder, prepare and furnish (or cause to be prepared and furnished) to such Shareholder, at the expense of Holdco 1, such financial and other data concerning the business and affairs of Holdco 1 and its Subsidiaries as may be reasonably required by such Shareholder for tax, accounting, reporting, oversight, or other legitimate business purposes of such Shareholder, such information to be prepared on the basis and in the format that such Shareholder may reasonably request in order to meet the requirements of its accounting, tax and oversight and reporting systems or the requirements of Law.

(c)           Holdco 1 shall, and shall cause its Subsidiaries to, retain for not less than ten years and for such longer period as required by Law, all of their respective books and records (including the books and records of predecessor businesses, including those relating to periods prior to the Effective Time).

SECTION 2.04               Access to Information, Audit and Inspection.

(a)           Each Shareholder and its Representatives shall have (and Holdco 1 shall cause its Subsidiaries to provide such Shareholder and its Representatives with) full access at reasonable times and during normal business hours to all books and records for Holdco 1 and its Subsidiaries and their respective businesses (including those books and records pertaining to periods prior to the Effective Time), including the right to examine and audit any of such books and records and to make copies and extracts therefrom.  Each Shareholder shall bear all expenses incurred by it and its Representatives in making any such examination on its behalf.  Holdco 1 shall, and shall cause each of its Subsidiaries to, make arrangements for each Shareholder and its Representatives to have prompt access at reasonable times and during normal business hours to its officers, directors and employees to discuss the business and affairs of Holdco 1 and its Subsidiaries and the books and records pertaining thereto.  The provisions of this Section 2.04(a) shall survive any termination of this Agreement and shall continue to apply to Holdco 1 and its Subsidiaries and be enforceable by a Shareholder regardless of whether such Shareholder ceases to beneficially own any shares of Holdco 1 Voting Stock but only to the extent that such books and records and such access to officers, directors and other employees are reasonably requested by a Shareholder in connection with any pending Action involving such Shareholder or any of its Affiliates insofar as such matter relates to the business or affairs of Holdco 1 and its Subsidiaries (including any matters relating to the business and affairs of any predecessor businesses, including matters relating to periods prior to the Effective Time).

(b)           Holdco 1 shall provide each Shareholder with copies of each completed annual tax return required by Law to be filed by Holdco 1 or any of its Subsidiaries (each, a “Tax Return”) at least twenty business days prior to the due date (including any extensions of such due date) of the filing of such Tax Return, and each Shareholder may review any such Tax Return prior to its filing with the appropriate Governmental Entity.  Holdco 1 shall consult with the Shareholders and negotiate in good faith to resolve any issues arising as a result of the Shareholders’ review of any such Tax Return.  The Shareholders and Holdco 1 and its Subsidiaries shall use all reasonable good faith efforts to resolve any issue in dispute as promptly as practicable but in any event prior to the due date for the filing of any such Tax Return.  In the event that an issue resulting from the review by a Shareholder of any such Tax Return remains in dispute as of the due date for the filing of such Tax Return, such Tax Return shall be filed with the appropriate Governmental Entity in accordance with the recommendation of the Accountants.

SECTION 2.05               Annual Budget and Business Plan.

The annual budget and business plan for the current Fiscal Year and the business plan for the next five Fiscal Years of Holdco 1 (collectively, the “Holdco 1 Plans”) at all times shall be identical to the annual budget and business plan and the five-year business plan for the next five fiscal years then in effect for TAM and its Subsidiaries.  The Holdco 1 Board shall cause Holdco 1 and its Subsidiaries to operate in accordance with, and the officers and employees of Holdco 1 and its Subsidiaries to implement, the Holdco 1 Plans and shall conduct, or cause to be conducted, the business of Holdco 1 and its Subsidiaries in accordance with any such Holdco 1 Plans.

ARTICLE III

TRANSFERS AND CONVERSION OF STOCK

SECTION 3.01               Restrictions on Certain Transfers.  No holder of any shares of Holdco 1 Voting Stock (other than LATAM) will, or will permit any of its Affiliates (including the ultimate beneficial owners of such holder) to, directly or indirectly, by operation of law or otherwise, sell, exchange, transfer, convey, assign, mortgage, pledge, encumber or otherwise dispose of any direct or indirect interest in or beneficial ownership of (each, a “Transfer”) all or any portion of the shares of Holdco 1 Voting Stock beneficially owned by it to any Person except in compliance with this Section 3.01.  Any Transfer made other than in compliance with the terms of this Section 3.01 shall be null and void and of no force or effect.  LATAM shall be entitled to specific performance (to the extent permitted by Law) of its rights under this Section 3.01, in addition to any other legal and equitable remedies to which it may be entitled under Law.  Without limitation of the foregoing, TEP shall not vote its shares of Holdco 1 Voting Stock, or take any other action, in support of any Transfer by Holdco 1 of any Equity Securities or any Convertible Securities issued by it or by any of TAM or its Subsidiaries without the prior written consent of LATAM.

(a)           Block Sales.  On and after the tenth anniversary of the Effective Time (the “Tenth Anniversary”) and prior to the first date on which LATAM would be permitted under applicable Law in Brazil and other applicable Law to fully convert all of the shares of Holdco 1 Non-Voting Stock beneficially owned by LATAM and its Affiliates into shares of Holdco 1 Voting Stock and such conversion would not have any Adverse Effect (the “Full Conversion Date”), TEP may sell or transfer all (but not less than all) of its shares of Holdco 1 Voting Stock to any Person in a single block sale (a “Block Sale”) if (but only if) such Block Sale complies with all of the requirements set forth in this Section 3.01(a).

(i)           A Block Sale must include all of the shares of LATAM Common Stock that TEP is contractually obligated to transfer along with its shares of Holdco 1 Voting Stock (collectively, “LATAM Shares”) in such Block Sale.

(ii)          Prior to a Block Sale, the Person to whom such shares are to be sold or transferred has been approved by a resolution duly adopted by the LATAM Board as a buyer of such shares of Holdco 1 Voting Stock; it being agreed that the LATAM Board shall grant such approval without unreasonable delay unless it has a bona fide business objection to such Person being the transferee of such shares or if a transfer of such shares to such Person would, in the reasonable determination of the LATAM Board, be inconsistent with applicable Law in Brazil.

(iii)         No Block Sale shall be permitted if it would have a material adverse effect on the ability of (x) LATAM or Holdco 1 to own, or to receive the full benefits of ownership of, TAM and its Subsidiaries or (y) TAM or its Subsidiaries to operate their airline businesses worldwide (each, an “Adverse Effect”).

(b)           Forced Vote Sales.  On and after the third anniversary of the Effective Time, if during any twenty-four month period TEP is required to vote its shares of common stock, no par value (the “LATAM Common Stock”), of LATAM as directed by the LATAM Controlling Shareholders at two meetings (consecutive or not) of the shareholders of LATAM held at least twelve months apart, then after the second such shareholder meeting TEP shall have the right to sell or transfer all (but not less than all) of its shares of Holdco 1 Voting Stock together with its LATAM Shares (each, a “Forced Vote Sale”) if (i) TEP delivers a written notice to LATAM within 30 days after the date on which such second meeting was held that it intends to make a Forced Vote Sale (the “Second Meeting Date”), (ii) if such Forced Vote Sale is made prior to the Full Conversion Date it complies with the requirements of Section 3.01(a), but without giving effect to the phrase “On and after the Tenth Anniversary and” at the beginning of such section and (iii) such Forced Vote Sale is completed within eighteen months after the Second Meeting Date (such period, as it may be extended pursuant to this Section 3.01(b), the “Forced Vote Sale Period”); provided that if TEP has made a bona fide and reasonably diligent effort to complete a Forced Vote Sale within the Forced Vote Sale Period but has been unable to do so, then the Forced Vote Sale Period shall be extended for twelve months.  If a Forced Vote Sale is not completed within the Forced Vote Sale Period, then this Section 3.01(b) shall only apply with respect to instances that TEP is required to vote its LATAM Shares as directed by the LATAM Controlling Shareholders after such date.

(c)           Release Event Sales.  If a Release Event occurs and prior to such Release Event TEP has not sold or transferred any shares of Holdco 1 Voting Stock and/or any shares of LATAM Common Stock that were (i) beneficially owned by TEP immediately after the Effective Time and (ii) not exempted from the provisions of Article III of the Control Group Shareholders Agreement at the time of such sale or transfer (collectively, “LATAM Restricted Shares”), then at any time after such Release Event, TEP shall have the right to sell or transfer all (but not less than all) of its shares of Holdco 1 Voting Stock together with its LATAM Restricted Shares; provided, however, that if the sale or transfer occurs prior to the Full Conversion Date it must comply with the requirements of Section 3.01(a) but without giving effect to the phrase “On and after the Tenth Anniversary and,” at the beginning of such section.  A “Release Event” shall be deemed to have occurred only if and when each of the following events shall have occurred: (i) a capital increase (as defined under the Law of Chile) in LATAM is completed after the Effective Time, (ii) TEP does not fully exercise the preemptive rights granted to it under applicable Law in Chile with respect to such capital increase in respect of all of its LATAM Restricted Shares, (iii) after such capital increase is completed, the individual designated by TEP for election to the LATAM Board with the assistance of the LATAM Controlling Shareholders is not elected to such board.

(d)           LATAM Transfers.  LATAM shall not sell or transfer any shares of TAM Stock to any Person (other than an Affiliate of LATAM) at any time when TEP owns any shares of Holdco 1 Voting Stock; provided, however, that, notwithstanding the foregoing LATAM will have the right to effect such a sale or transfer if LATAM (or its assignee) acquires all the shares of Holdco 1 Voting Stock beneficially owned by TEP for an amount equal to TEP’s then current tax basis in such shares and any costs TEP is required to incur to effect such sale or transfer at the same time as such sale or transfer. TEP hereby irrevocably grants LATAM the assignable right to purchase all of the shares of Holdco 1 Voting Stock beneficially owned by TEP in connection with any sale pursuant to the proviso in the immediately preceding sentence.

SECTION 3.02               Ownership Control Events.  If at any time LATAM is permitted under the Law of Brazil and other applicable Law to beneficially own a greater percentage of the issued and outstanding shares of Holdco 1 Voting Stock than it currently beneficially owns, then LATAM shall have the right, exercisable in its sole discretion, in whole or in part, at any time or from time to time, to convert the shares of Holdco 1 Non-Voting Stock beneficially owned by it into shares of Holdco 1 Voting Stock on a 1:1 basis or at another conversion ratio agreed to by LATAM and TEP in writing prior to such conversion, in each case to the maximum extent allowable under applicable Law (the “Conversion Option”) by providing written notice of such election to TEP and Holdco 1 (each, an “Ownership Notice”); provided, however, that notwithstanding the foregoing LATAM may exercise the Conversion Option only if and to the extent that the consummation of such exercise would not have any Adverse Effect.  If at any time LATAM is permitted under applicable Law to have more than two Director Representatives on the Holdco 1 Board, then LATAM shall have the right, exercisable in its sole discretion, in whole or in part, at any time or from time to time, to appoint additional Director Representatives to the Holdco 1 Board in accordance with Section 1.03 by providing written notice of such election to TEP and Holdco 1 (each, a “Director Election Notice”); provided, however, that notwithstanding the foregoing LATAM shall not have the right to deliver any Director Election Notice that would result in it appointing half or a majority of the members of any Holdco 1 Board unless at such time LATAM is permitted under applicable Law in Brazil and other applicable Law to own a majority of the outstanding shares of Holdco 1 Voting Stock.  Promptly following delivery of any Ownership Notice or Director Election Notice to TEP and Holdco 1, each of Holdco 1 and TEP shall cooperate with LATAM and shall take or cause to be taken all actions (including by calling a special meeting of shareholders of Holdco 1 to remove all the directors of the Holdco 1 and to relect such directors and elect the additional individuals designated by LATAM to the Holdco 1 Board), and do or cause to be done all things, reasonably necessary, proper or advisable on its part under the Organizational Documents of Holdco 1 and applicable Law to permit LATAM to increase its representation on the Holdco 1 Board and/or to convert such shares of Holdco 1 Non-Voting Stock into shares of Holdco 1 Voting Stock pursuant to this Section 3.02.  Without limitation of the foregoing, TEP agrees to cause one or more of its Director Representatives to resign from each Holdco 1 Board promptly following request therefor from LATAM in order to effectuate the purpose of this Section 3.02.  LATAM and Holdco 1 shall take all necessary action to ensure that at the same time that any individuals are added or removed from the Holdco 1 Board as a result of this Section 3.02 the same individuals are added or removed from the TAM Board.  On and after the Tenth Anniversary and after LATAM has fully converted all of the shares of Holdco 1 Non-Voting Stock beneficially owned by it into shares of Holdco 1 Voting Stock as permitted by applicable Law in Brazil and other applicable Law (the “Full Ownership Conversion Date”), then LATAM shall have the right to purchase all of the shares of Holdco 1 Voting Stock held by all holders of such shares for an amount equal to TEP’s then current tax basis in such shares and any costs TEP is required to incur to effect such sale (the “Call Option”).  If LATAM does not exercise the Call Option within 30 days following the occurrence of the Full Ownership Conversion Date or if, after the Tenth Anniversary, LATAM has the right under applicable Law in Brazil and other applicable Law to fully convert all the shares of Holdco 1 Non-Voting Stock beneficially owned by it into shares of Holdco 1 Voting Stock, such conversion would not have an Adverse Effect and LATAM has not fully exercised such right within 30 days after the first date on which LATAM has such right, then each of the holders of the shares of Holdco 1 Voting Stock shall have the right to put its shares to LATAM for an amount equal to its then current tax basis in such shares and any costs that it is required to incur to effect such sale.

ARTICLE IV

GENERAL PROVISIONS

SECTION 4.01               Term of Agreement.  Except as otherwise provided under applicable Law, this Agreement shall continue in effect as to each of the Parties until (i) it is terminated as to any Party by the written consent of all the Parties or (ii) with respect to any Shareholder, the first day on which such Shareholder no longer beneficially owns any shares of Holdco 1 Voting Stock, whichever is sooner to occur.  This Agreement shall not terminate solely due to any dissolution, liquidation or winding up of Holdco 1.  The termination of this Agreement as to any Shareholder shall not affect any of the rights and obligations of any of the other Parties with respect to each other.  In the event that this Agreement terminates as to any Shareholder, thereafter such Shareholder shall have no further liability to the other Parties or to any of their respective shareholders, directors, officers, employees or other Affiliates and such other Parties shall have no further liability to such Shareholder, in each case solely in respect of this Agreement; provided, however, that the foregoing shall not apply to any provisions hereof that expressly survive the termination of this Agreement (including Sections 2.04 and 4.02); and provided, further, that nothing herein shall relieve any Party of any liability for any breach of this Agreement that occurred prior to such termination.

SECTION 4.02               Fees and Expenses.  All fees and expenses incurred in connection with this Agreement shall be paid by the Party incurring such fees or expenses.  The provisions of this Section 4.02 shall survive any termination of this Agreement.

SECTION 4.03               Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF; PROVIDED, HOWEVER, THAT NOTWITHSTANDING THE FOREGOING THE AUTHORIZATION AND EXECUTION OF THIS AGREEMENT BY EACH PARTY SHALL BE GOVERNED BY THE LAW OF ITS JURISDICTION OF INCORPORATION.

SECTION 4.04               Definitions.  For the purposes of this Agreement, the following terms shall have the meanings assigned below:

(a)           “Actions” means any actions, suits, claims, allegations, hearings, proceedings, arbitrations, mediations, audits, inquiries or investigations (whether civil, criminal, administrative or otherwise).

(b)           “Affiliate” shall have the meaning assigned to such term in Rule 12b-2 under the U.S. Exchange Act; provided, however, that (i) no Shareholder shall be deemed to be an Affiliate of any other Shareholder or any of its Affiliates solely by reason of this Agreement and (ii) the restrictions on Transfers in Article III shall apply to the holders of shares of Holdco 1 Voting Stock and their Affiliates, including the ultimate beneficial owners of such holders.

(c)           “beneficial ownership” (and its correlative phrases) shall have the meanings assigned to such phrases in Rule 13d-3 promulgated under the U.S. Exchange Act (without taking into account any rights of such Person or any of its Affiliates under Section 1.05 hereof) if the references to “within 60 days” in Rule 13d-3(d)(1)(i) were omitted.  For all purposes of this Agreement, a Shareholder shall be deemed to beneficially own all shares of LATAM Common Stock and Holdco 1 Voting Stock beneficially owned by it and its Affiliates, including the beneficial owners of such Shareholder.

(d)           “business day” shall mean any day that is not a Saturday, Sunday or a day on which banking institutions are required or authorized by Law or executive order to be closed in Santiago, Chile or São Paulo, Brazil.

(e)           “contract” shall mean any loan, credit agreement, bond, debenture, note, mortgage, indenture, lease, supply agreement, license agreement, development agreement or other contract, agreement, obligation, commitment or instrument or other legally binding arrangement or understanding, whether written or oral.

(f)           “Control” (and its correlative terms) shall have the meanings assigned to such terms in Rule 12b-2 promulgated under the U.S. Exchange Act.

(g)           “Control Group Shareholders Agreement ” means the shareholders agreement, dated as of the date hereof, among the LATAM Controlling Shareholders and TEP Chile.

(h)           “Convertible Securities” means, with respect to any Person, any securities, options, warrants or other rights of, or granted by, such Person or any of its Affiliates that are, directly or indirectly, convertible into, or exercisable or exchangeable for, any Equity Securities of such Person or any of its Affiliates.

(i)           “Equity Securities” means, with respect to any Person, any capital stock of, or other equity interests in such Person.

(j)            “Governmental Entity” means any governmental, quasi-governmental or regulatory authority, body, department, commission, board, bureau, agency, division, court, organized securities exchange or other legislative, executive or judicial governmental entity or instrumentality of any country, nation, republic, federation or similar entity or any state, county, parish or municipality, jurisdiction or other political subdivision thereof.

(k)           “Holdco 1 Non-Voting Stock” shall mean the non-voting stock, no par value, of Holdco 1, which, pursuant to the Holdco 1 By-Laws, shall have the exclusive right to receive all dividends, distributions or other amounts payable by Holdco 1 in respect of any shares of its capital stock (including a preference to be paid in connection with any liquidation, capital reduction, winding up, recapitalization or reorganization) other than the Dividend Rights and which shall have no right to vote on, approve or consent to any matter that is subject to any vote of, approval by or consent from the shareholders of Holdco 1 under the Law of Chile or otherwise other than the rights to vote on, approve or consent to matters requiring the approval of the holders of shares of Holdco 1 Non-Voting Stock under the Law of Chile or otherwise (collectively, the “Limited Voting Rights”).

(l)           “Holdco 1 Voting Stock” shall mean the voting stock, no par value, of Holdco 1, which, pursuant to the Holdco 1 By-Laws, shall have the exclusive right to vote on, approve or consent to all matters that are subject to any vote of, approval by or consent from the shareholders of Holdco 1 under the Law of Chile or otherwise (other than the Limited Voting Rights) and which shall have no economic rights other than the right to receive a nominal dividend (collectively, “Dividend Rights”).

(m)           “Law” means any statute, common law, ordinance, rule, regulation, agency requirement or Order of, or issued, promulgated or entered into by or with, any Governmental Entity.

(n)           “Order” means any order, decision, writ, injunction, decree, judgment, legal or arbitration award, stipulation, license, permit or agreement issued, promulgated or entered into by or with (or settlement or consent agreement subject to) any Governmental Entity.

(o)           “Organizational Documents” shall mean (i) with respect to Holdco 1, this Agreement, the TAM Shareholders Agreement and the Holdco 1 By-Laws and (ii) with respect to TAM and its Subsidiaries, this Agreement and the TAM Shareholders Agreement and the by-laws or other comparable governing documents of such Persons.

(p)           “Person” means any natural person, firm, corporation, partnership, company, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Entity or other entity.

(q)           “Related Party”  means (a) any Person that, individually or jointly with other(s), directly or indirectly (i) controls Holdco 1 or any of its Subsidiaries; (ii) is controlled by Holdco 1 or any of its Subsidiaries; or (iii) is controlled by any Person that controls, individually or jointly with other(s), Holdco 1 or any of its Subsidiaries; (b) any successor of the controlling shareholder of Holdco 1 or any of its Subsidiaries, in the event of dissolution, capital decrease by the delivery of shares to shareholders, spin-off and any other corporate transaction; and (c) any board member, officer or manager of the companies mentioned above.

(r)            “Representatives,” with respect to any Person, shall mean the directors, officers, employees, auditors, accountants, legal counsel, financial advisors and other agents or representatives of or to such Person and its Subsidiaries.

(s)           “Subsidiary” means, with respect to any Person, (i) a corporation in which such Person, together with its Subsidiaries, beneficially owns Voting Securities of such corporation which entitle them, collectively, to cast more than 50% of all the votes entitled to be cast by the holders of all Voting Securities of such corporation then outstanding in a general election of directors of such corporation or (ii) any Person that is not a corporation in which such Person, and/or one or more other Subsidiaries of such Person, directly or indirectly, has a majority equity or voting interest or the power to direct the policies, management and affairs thereof.

(t)            “U.S. Exchange Act” shall mean the U.S. Securities Exchange Act of 1934.

(u)           “Voting Securities” means, with respect to any Person, any securities or other equity or ownership interests in such Person which are entitled to vote generally in the election of directors of such Person (or, if such Person is not a corporation, the individuals who perform a similar function for such Person).

SECTION 4.05               Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions of this Agreement.  If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

SECTION 4.06               Amendment; Waiver.  This Agreement may be amended and any performance, term or condition waived in whole or in part only by a writing signed by all Parties affected by the amendment (in the case of an amendment) or by the Party against whom the waiver is to be effective (in the case of a waiver).  No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any singular partial exercise of such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  Waiver by any Party of any breach or failure to comply with any provision of this Agreement by another Party shall not be construed as, nor shall constitute, a continuing waiver of such provisions, or a waiver of any other breach of or failure to comply with any other provisions of this Agreement.

SECTION 4.07               Assignment.  Subject to the provisions of Section 3.01 and the Control Group Shareholders Agreement, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise by any of the Parties without the prior written consent of the other Parties, and any purported assignment without such consent shall be null and void and of no force or effect.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns.

SECTION 4.08               No Third-Party Beneficiaries.  Except as otherwise expressly stated herein, the Parties hereby agree that the agreements and covenants set forth herein are solely for the benefit of the other Parties in accordance with, and subject to the terms of, this Agreement and that this Agreement is not intended to, and does not, confer upon any Person other than the Parties any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

SECTION 4.09               After-Acquired Holdco 1 Voting Stock.  All of the provisions of this Agreement shall apply to all shares of Holdco 1 Voting Stock now owned by any Shareholder and to all shares of Holdco 1 Voting Stock which may be issued or transferred hereafter to any Shareholder in consequence of any additional issuance, purchase, exchange, or reclassification of shares, corporate reorganization, or any other form of recapitalization, or consolidation, merger, amalgamation or share split, or share dividend, or which are acquired by any Shareholder in any other manner.

SECTION 4.10               Notices.  All notices, requests, claims, demands, instructions and other communications or documents given hereunder shall be in writing and shall be delivered personally or sent by registered or certified mail (postage prepaid), facsimile or overnight courier to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to LATAM, to:

Claro y Cia.
Apoquindo 3721, piso 13,
Santiago, Chile
Attention: José María Eyzaguirre B.
Fax: +56 2 367 3003
jmeyzaguirre@claro.cl

with copies (which shall not constitute notice) to:

Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004
United States of America
Attention: Sergio Galvis and Duncan McCurrach
Fax: +1 212 558 3588
galviss@sullcrom.com
mccurrachd@sullcrom.com

If to Holdco 1 or TEP to:

Turci Advogados
Rua Dr. Renato Paes de Barros, 778
-1◦ andar – cj.12
04530-0001
São Paulo – SP
Brasil
Attention: Flavia Turci
Fax: +55 11 2177 2197
turci@turci.com

with a copy (which shall not constitute notice) to:

Clifford Chance US LLP
31 West 52nd Street
New York, NY 10019
Attention: Sarah Jones and Anand Saha
Fax: +1 212 878 8375
Sarah.Jones@CliffordChance.com
Anand.Saha@CliffordChance.com

Any notice, request, claim, instruction or other communication or document given as provided above shall be deemed given to the receiving party (i) if delivered personally, upon actual receipt, (ii) if sent by registered or certified mail, three business days after deposit in the mail, (iii) if sent by facsimile, upon confirmation of successful transmission if within one business day after such facsimile has been sent such notice, request, claim, instruction or other communication or document is also given by one of the other methods described above and (iv) if sent by overnight courier, on the next business day after deposit with the overnight courier.

SECTION 4.11               Specific Enforcement; Consent to Jurisdiction.  The Parties agree that irreparable damage would occur and that the Parties would not have any adequate remedy at Law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at Law or in equity, without the necessity of proving the inadequacy of monetary damages or of posting bond or other undertaking, as a remedy and to obtain injunctive relief against any breach or threatened breach hereof.  In the event that any Action is brought in equity to enforce the provisions of this Agreement, no Party shall allege, and each Party waives the defense or counterclaim that there is an adequate remedy at Law.  Each of the Parties hereby irrevocably consents and submits itself to the personal jurisdiction of the courts of the State of New York and the federal courts of the United States of America located in the Borough of Manhattan, The City of New York (collectively, the “Agreed Courts”) solely in respect of the interpretation and enforcement of the provisions of this Agreement, and the documents referred to herein and the transactions contemplated by this Agreement (collectively, the “Agreed Issues”), waives, and agrees not to assert, as a defense in any Action, suit or proceeding in an Agreed Court with respect to the Agreed Issues that such Party is not subject thereto or that such Action, suit or proceeding may not be brought or is not maintainable in such Agreed Court or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such Agreed Court, and the Parties irrevocably agree that all claims with respect to any Action, suit or proceeding with respect to the Agreed Issues shall be heard and determined only in an Agreed Court.  The Parties hereby consent to and grant to each Agreed Court jurisdiction over the Person of such parties and, to the extent permitted by Law, over the subject matter of any dispute with respect to the Agreed Issues and agree that mailing of process or other papers in connection with any such Action or proceeding in the manner provided in Section 4.10 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

SECTION 4.12               WAIVER OF JURY TRIAL.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.  EACH PARTY HERETO (I) CERTIFIES THAT IT HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER AND MADE IT VOLUNTARILY AND THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 4.12.

SECTION 4.13               Counterparts.  This Agreement may be executed in one or more counterparts (including by facsimile), each of which shall be considered an original instrument and all of which shall together constitute the same agreement.  This Agreement shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties.

SECTION 4.14               Interpretation.  When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms.  Any contract, instrument or Law defined or referred to herein or in any contract or instrument that is referred to herein means such contract, instrument or Law as from time to time amended, modified or supplemented, including (in the case of contracts or instruments) by waiver or consent and (in the case of Laws) by succession of comparable successor Law and references to all attachments thereto and instruments incorporated therein.  References to a Person are also to its permitted successors and assigns.  Except as otherwise expressly provided herein, all remedies provided herein shall be in addition to any other remedies that the Parties may otherwise have under applicable Law.  Any reference in this Agreement to a “day” or a number of “days” (without the explicit qualification of “business”) shall be interpreted as a reference to a calendar day or number of calendar days.  This Agreement is the product of negotiation by the Parties having the assistance of counsel and other advisers, and the Parties and their counsel and other advisers having participated jointly in negotiating and drafting this Agreement.  If an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

SECTION 4.15               Filing Requirement.  A copy of this Agreement shall be filed at the headquarters of LATAM and Holdco 1 for all purposes of applicable Law.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective officers thereunto duly authorized as of the date first above written.

LAN AIRLINES S.A.

By:
Name:
Title:

[HOLDCO 1]

By:
Name:
Title:

TEP CHILE S.A.

By:
Name:
Title:

EXHIBIT A

LATAM Group Ownership Structure and Organizational Structure

EXHIBIT B

By-laws of Holdco 1